Exhibit 99.1

Company Contact:	Investor Relations Contact:
PHC, Inc.	Liolios Group, Inc.
Bruce A. Shear	Scott Kitcher or Ron Both
President & CEO	info@liolios.com
Tel: 978-536-2777	Tel: 949-574-3860

PHC Reports Fourth Quarter and Fiscal Year 2008 Results

PHC Sets New Annual Revenue Record of $50.3 Million

Peabody, Mass. – September 25, 2008 – PHC, Inc., d.b.a. Pioneer Behavioral Health (AMEX:PHC), a leading provider of inpatient and outpatient behavioral health services, reported financial results for the company’s fourth quarter and fiscal year ended June 30, 2008.

Fourth Quarter Fiscal 2008 Financial and Operating Highlights

•	Q4 2008 revenues of $12.8 million unchanged from same year-ago quarter, and increased 5% sequentially.
•	Patient care revenue increased 2% vs. Q4 2007.
•	Contract support revenue decreased 1% vs. Q4 2007.
•	Patient days increased 6.2% vs. Q4 2007.
•

Started admitting patients to the newly opened Seven Hills Behavioral Institute in Henderson, Nevada, which is expected to generate approximately $12 million annually, along with higher margins than PHC's other inpatient facilities.

•	Secured building site for two new behavioral treatment facilities as part of new major expansion in Las Vegas, with one planned to have the capacity to generate more than $25 million annually.

Fiscal Year 2008 Financial and Operating Highlights

•	Fiscal 2008 record revenues of $50.3 million increased $5.2 million or 12% over fiscal 2007, attributable to improvement in core patient care business
•	Patient care revenue rose 13% over previous year to a record $40.9 million
•	Contract support revenue increased slightly over FY2007
•	Patient days increased 6.5% vs. FY2007

Key Financial Indicators

(Dollars in thousands except per-share amounts.)

	Q4 FY2008	Q4 FY2007	FY2008	FY2007

Total revenues	$12,779	$12,795	$50,320	$45,127
Patient care revenues	10,372	10,177	40,856	36,023
Income before Pivotal impairment loss:	342	1,421	2,691	2,829
Net income* (loss)	(1,021)	822	417	1,682
Earnings (loss) per share – Basic*	(0.05)	0.04	0.02	0.09
Earnings (loss) per share – Diluted*	(0.05)	0.04	0.02	0.09

*Includes start-up losses from new Hospital of $652,000 for Q4 FY2008 and $765,000 for the full year FY2008.

Management Commentary

“The five percent improvement in net revenues over the previous quarter helped bring in another record breaking year in annual revenue,” said Bruce A. Shear, Pioneer's president and CEO, “and we achieved yet another profitable quarter despite incurring more than $652,000 in startup losses of our new Seven Hills Behavioral Institute.”

“While we have been enjoying solid growth in patient care, we are also seeing an increase in utilization of our capitated contracts, continued Shear, “This has triggered the process of renegotiating these agreements for future periods, with the potential for increased revenue and improved margins for this segment of our business."

“Now with the Seven Hills facility approaching breakeven, the divesture of Pivotal we announced yesterday, and no major construction or startups planned for the next two years, we have better clarity into the growth of our business in 2009. We expect our patient care revenue to grow more than 20% in fiscal 2009, along with an achievable goal of income before taxes of 8-10% of net revenue as we approach fiscal 2010. The visible improvement will come during the second half of 2009, as our newest projects, particularly our Capstone Academy in Detroit, come up to speed."

Fourth Quarter 2008 Financial Results

For the fourth quarter ended June 30, 2008, total net revenue from operations totaled $12.8 million, which was virtually unchanged from the fourth quarter of fiscal 2007. Patient care segment revenue increased 2% to $10.4 million from the same year ago quarter, while contract support services revenue from the company’s Wellplace subsidiary decreased 1% to $1.1 million.

Pioneer announced yesterday a plan to divest the operations of its Pivotal Research Centers, which comprise the pharmaceutical studies segment, and focus on its core business that delivers behavioral health programs and services. The company signed a letter of intent for the purchase of Pivotal by a major research organization for approximately $4.5 million net cash to Pioneer. The Company took a write down of $1,771,000 to reflect the decreased value of the intangible assets of Pivotal, which closely reflects the potential selling price of Pivotal. In the fourth quarter, the pharmaceutical studies segment revenues declined 13% to $1.3 million.

Income from operations, excluding the Pivotal impairment loss, for the fourth quarter totaled $380,000, a decline of 69% from the same period a year ago. Income before taxes, and the impairment loss decreased 76% to $342,000 from the same year-ago period. This decrease is primarily attributable to a $183,000 or 124% decrease in income from operations by the company’s pharmaceutical studies business segment.

Net income for the quarter, excluding the Pivotal impairment loss, was $206,000 or $0.01 per fully diluted share (based on 20.5 million fully diluted shares), which declined 75% from net income of $822,000 or $0.04 per fully diluted share (based on 20.5 million shares) for the fourth quarter of fiscal 2007. This represented the company’s 25th consecutive profitable quarter, before the impairment loss, which was sustained while incurring substantial startup losses from the company’s new Seven Hills facility that started admitting patients in May of this year.

The company continued to reduce long-term debt and revolving credit note balances, decreasing these amounts from the previous quarter by $291,000 to total $2.6 million at June 30, 2008.

Full Fiscal Year 2008 Financial Results *

For the full fiscal year 2008 ended June 30, 2008, total net revenue from operations increased 12% over the previous year to a record $50.3 million. This six consecutive record annual revenue is primarily attributable to the company’s patient care segment that achieved an increase of revenue of 13% over the previous year to a record $40.9 million.

Income from operations, before the impairment loss, for the fiscal year was $2.9 million, a decline of 4% from fiscal 2007. Income before taxes and impairment loss decreased 5% to $2.7 million as compared to fiscal 2007. This decrease is primarily the result of start up losses for Seven Hills Behavioral Institute of approximately $765,000 and an increase in the number of inpatient bed days under the company’s capitated contracts.

Net income prior to the impairment loss of Pivotal for the 2008 fiscal year was $1.6 million, or $0.08 per fully diluted share (based on 20.5 million fully diluted shares), a decrease of 11% compared to net income of $1.7 million, or $0.09 per fully diluted share (based on 19.7 million shares) in fiscal 2007.

The company reduced long-term debt and revolving credit note balances from the previous fiscal year by $881,900, to total $2.6 million at June 30, 2008. Cash and cash equivalents totaled $3.3 million at June 30, 2008, as compared to $3.4 million at the end of the previous fiscal year.

Teleconference Information

PHC will host a conference call today at 4:30 p.m. Eastern Time. A question and answer session will follow management’s presentation. To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the PHC conference call and provide the conference ID.

Domestic callers: 1-800-862-9098

International callers: 1-785-424-1051

Conference ID#: 7PHC

A web simulcast of the call can be accessed via PHC’s website at www.phc-inc.com. The call will be available for replay starting at 7:30 p.m. Eastern Time until October 25, 2008:

Toll-Free Replay number: 1-800-753-6120

International Replay number: 1-402-220-0684

(No pass code required)

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

About PHC, Inc.

PHC, Inc., d/b/a Pioneer Behavioral Health, is a national healthcare company providing behavioral health services in four states, including substance abuse treatment facilities in Utah and Virginia, and inpatient and outpatient psychiatric facilities in Michigan and Nevada. The company also offers internet and telephonic-based referral services that includes EAP and critical incident services. Contracted services with government agencies, national insurance companies, and major transportation and gaming companies cover more than one million individuals. Pioneer helps people gain and maintain physical, spiritual and emotional health through delivering the highest quality, most culturally responsive and compassionate behavioral health care programs and services. For more information, visit www.phc-inc.com.

Statement under the Private Securities Litigation Reform Act of 1995

This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-K for the most recently ended fiscal year.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

		Three Months Ended		For the Years Ended
		June 30,		June 30,
		2008	2007	2008	2007
Revenues:
Patient care, net		$10,372,134	$10,176,816	$40,856,077	$36,022,529
Pharmaceutical studies		1,276,431	1,474,816	4,922,790	4,564,314

Contract support services		1,130,037	1,143,236	4,541,260	4,540,634

Total revenues		12,778,602	12,794,868	50,320,127	45,127,477

Operating expenses:
Patient care expenses		5,688,721	5,443,225	22,133,200	19,738,357
Patient care expenses, pharmaceutical		619,841	672,134	2,752,520	2,182,357
Cost of contract support services		869,139	799,929	3,390,224	3,102,551
Provision for doubtful accounts		342,660	706,704	1,311,431	1,933,499
Administrative expenses		4,207,079	3,328,041	15,464,544	12,722,007
Administrative expenses, pharmaceutical		671,705	632,054	2,377,082	2,438,802
Impairment loss, Pivotal		1,771,000	________-	1,771,000	________--
Total operating expenses		14,170,145	11,582,087	49,200,001	42,117,573

Income (loss) from operations		(1,391,543)	1,212,781	1,120,126	3,009,904

Other income (expense):
Interest income		46,682	40,514	194,310	159,946
Other income/expense		13,527	316,107	54,729	308,599
Interest expense		(97,419)	(148,098)	(448,852)	(649,166)

Total other expenses, net		(37,210)	208,523	(199,813)	(180,621)

Income (loss) before income taxes		(1,428,753)	1,421,304	$920,313	$2,829,283
Benefit from (provision for) income taxes		408,187	(599,171)	(503,001)	(1,147,000)

Net income (loss)		$(1,020,566)	$822,133	$417,312	$1,682,283

Basic net income (loss) per common share	$	(0.05)	0.04	0.02	0.09

Basic weighted average number of shares outstanding		20,198,572	20,039,987	20,166,659	19,287,665

Fully diluted net income (loss) per common share	$	(0.05)	$0.04	$0.02	$0.09

Fully diluted weighted average number of shares outstanding		20,489,842	20,542,040	20,464,255	19,704,697

RECONCILIATION OF NON-GAAP INCOME STATEMENTS

(Unaudited)

	Three Months Ended		For the Years Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Patient care, net	$10,372,134	$10,176,816	$40,856,077	$$36,022,529
Pharmaceutical studies	1,276,431	1,474,816	4,922,790	4,564,314
Contract support services	1,130,037	1,143,236	4,541,260	4,540,634

Total revenues	12,778,602	12,794,868	50,320,127	45,127,477

Operating expenses:
Patient care expenses	5,688,721	5,443,225	22,133,200	19,738,357
Patient care expenses, pharmaceutical	619,841	672,134	2,752,520	2,182,357
Cost of contract support services	869,139	799,929	3,390,224	3,102,551
Provision for doubtful accounts	342,660	706,704	1,311,431	1,933,499
Administrative expenses	4,207,079	3,328,041	15,464,544	12,722,007
Administrative expenses, pharmaceutical	671,705	632,054	2,377,082	2,438,802
Impairment loss, Pivotal	1,771,000	________-	1,771,000	________--

Total operating expenses	14,170,145	11,582,087	49,200,001	42,117,573

Income (loss) from operations	(1,391,543)	1,212,781	1,120,126	3,009,904

Impairment loss, Pivotal	1,771,000	--	1,771,000	--

Non-GAAP Income before Pivotal Impairment loss	379,457	1,212,781	2,891,126	3,009,904

Other income (expense):
Interest income	46,682	40,514	194,310	159,946
Other income/expense	13,527	316,107	54,729	308,599
Interest expense	(97,419)	(148,098)	(448,852)	(649,166)

Total other expenses, net	(37,210)	208,523	(199,813)	(180,621)

Non-GAAP Income (loss) before income taxes and impairment loss	$$342,247	$1,421,304	$2,691,313	$2,829,283